Exhibit 99.1
News Release

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services, Inc. Announces Stock Repurchase Program

BATON ROUGE, Louisiana — (November 8, 2007) — H&E Equipment Services, Inc. (NASDAQ:HEES) (the “Company”) announced today that its Board of Directors has authorized a stock repurchase program, under which the Company may purchase, from time to time, in open market transactions at prevailing prices or through privately negotiated transactions as conditions permit, up to $100 million of the Company’s outstanding common stock. The repurchase program is expected to continue until December 31, 2008 unless extended or shortened by the Board of Directors. The Company expects to fund the repurchases of the Company’s common stock with working capital and/or borrowings under the Company’s existing credit facility.

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 62 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Southeast and Mid-Atlantic regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.